The Prudential Series Fund, Inc.
For the fiscal year ended 12/31/02
File number 811-40896

SUB-ITEM 77D
Policies With Respect to Security Investment

THE PRUDENTIAL SERIES FUND, INC.

SUPPLEMENT DATED SEPTEMBER 19, 2002
TO
PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION,
 DATED MAY 1, 2002

_____________________________________________________________

SP AIM Core Equity Portfolio

	The following supplements the sections of the prospectus entitled "Investment Objectives and Principal Strategies," and
"How the Portfolios Invest - Investment Objectives and Policies:"

        The Portfolio's investment objective is growth of capital. The Portfolio's secondary objective of current income is deleted.

_______________________________________________________________

SP Deutsche International Equity Portfolio

        The following supplements the sections of the prospectus entitled "Investment Objectives and Principal Strategies," "How The Portfolios Invest - Investment Objectives and Policies," "How The Fund Is Managed - Investment Sub-Advisers," and "How The Fund Is Managed -Portfolio Managers:"

	Effective September 30, 2002, Deutsche Asset Management Investment Services Limited (DeAMIS) is the sub-adviser to the Portfolio. DeAMIS is a wholly owned subsidiary of Deutsche Bank AG. As of June 30, 2002, DeAMIS' total assets under management were $5.667 billion. DeAMIS' address is One Appold Street, London EC2A 2UU.

	The following portfolio managers are responsible for the day-to-day management of the Portfolio's investments:

      Alexander Tedder, Managing Director of DeAMIS and Co-Manager of the Portfolio
*	Head of EAFE Equity Portfolio Selection Team
*	Joined DeAMIS in 1994 as a portfolio manager
*	Was a European analyst (1990-1994) and representative
(199201994) for Schroeders
*	12 years of investment experience
*	Fluent in German, French, Italian and Spanish
*	Masters in Economics and Business Administration from
Freiburg University
    	 Clare Brody, Director of DeAMIS and Co-Manager of the
Portfolio
*	Joined DeAMIS in 1993
*	10 years of investment industry experience
*	Chartered Financial Analyst
*	B.S., Cornell University

	Stuart Kirk, Vice President of DeAMIS and Co-Manager of the
Portfolio
*	Joined Deutsche Bank AG, Paris Branch in 1995
*	Seven years of investment industry experience
*	Asia-Pacific analyst
*	M.A. from Cambridge University

	Marc Slendebroek,Vice President of DeAMIS and Co-Manager of
the Portfolio
*	Portfolio manager for EAFE Equities:  London
*	Joined Deutsche Asset Management Americas, Inc. (formerly,
Zurich Scudder Investments, Inc.) in 1994 after five years
of experience as equity analyst at Kleinwort Benson
Securities and at Enskilda Securities
*	Fluent in English, Dutch, German, Swedish and Norwegian
*	M.A.from University of Leiden, Netherlands

	Joseph DeSantis, Managing Director of DeAMIS and Co-Manager of
the Portfolio
*	Oversees all equity portfolio managers based in the Americas region
*	Joined Deutsche Asset Management, Inc. (formerly, Zurich
Scudder Investments, Inc.) in 2000
*	Chief Investment Officer at Chase Trust Bank in Tokyo,
Japan, a division of Chase Global Asset Management and
Mutual Funds (1996-2000)
*	Head of International Equities at Chase in New York (1992-
1996)
*	Positions as a portfolio manager at Chase and as the founder and later Investment Strategist at Strategic Research
International, Inc.
*	B.A. from the University of Cincinnati


        The following supplements the section of the Statement of Additional Information entitled "Investment Management And
Distribution Arrangements - Investment Management Arrangements:"

        Deutsche Asset Management Investment Services Limited (DeAMIS) is the subadviser to the SP Deutsche International Equity Portfolio. All references to Deutsche Asset Management, Inc. and/or DAMI with respect to the SP Deutsche International Equity Portfolio are hereby deleted and replaced accordingly.




The Prudential Series Fund, Inc.
For the fiscal year ended 12/31/02
File number 811-40896

SUB-ITEM 77D
Policies With Respect to Security Investment
The Prudential Series Fund, Inc.
SP Mid Cap Growth Portfolio
Prospectus dated May 1, 2002
Supplement dated December 16, 2002
_________________________________________________________________
_______
        Effective December 16, 2002, Calamos Asset Management, Inc. will replace Massachusetts Financial Services Company (MFS) as subadviser to the SP Mid Cap Growth Portfolio (formerly, SP MFS
Mid Cap Growth Portfolio).
        The following replaces the discussion of MFS in the section of the prospectus titled "How the Fund is Managed - Portfolio Managers:"
        Calamos Asset Management, Inc. (?Calamos?) is the subadviser to the SP Mid- Cap Growth Portfolio. Calamos, a registered investment advisor, is a wholly-owned subsidiary of Calamos Holdings, Inc. As of October 31, 2002, Calamos managed approximately $11.7 billion in assets for institutions, individuals, investment companies and hedge funds. Calamos? address is 1111 E. Warrenville Road,
Naperville, Illinois 60563-1463.
John P. Calamos, Chief Executive Officer and President of
Calamos, Nick P. Calamos, Chief Investment Officer and Executive Vice President of Calamos, and John P. Calamos, Jr., Executive
Vice President of Calamos, manage the SP Mid Cap Growth
Portfolio.  Each has been with Calamos since 1987.  John P.
Calamos and Nick P. Calamos have managed money together at Calamos or a related entity for nearly 20 years.








The Prudential Series Fund, Inc.
For the fiscal year ended 12/31/02
File number 811-40896

SUB-ITEM 77D
Policies With Respect to Security Investment

THE PRUDENTIAL SERIES FUND, INC.

SUPPLEMENT DATED AUGUST 23, 2002
TO
PROSPECTUS, DATED MAY 1, 2002

_____________________________________________________________

SP Alliance Large Cap Growth Portfolio

	The following supplements the section of the prospectus entitled "How the Portfolios Invest - Investment Objectives and
Policies:"

	The Portfolio usually invests in about 40-60 companies, with the 25 most highly regarded of these companies generally constituting approximately 70% of the Portfolio's investable assets. Alliance seeks to gain positive returns in good markets while providing some measure of protection in poor markets.

_______________________________________________________________


SP MFS Mid-Cap Growth Portfolio

The following supplements the section of the prospectus entitled
"Portfolio Managers:"

        The Portfolio is managed by a team.  MFS Senior Vice
President Mark Regan, who had been a co-manager for the Portfolio, retired effective June 30, 2002. David Sette-Ducati will continue as a member of the management team.

        Eric Fischman joined the management team during April 2002. Mr. Fischman is a Senior Vice President of MFS. Mr. Fischman joined MFS as a research analyst during 2000 and was named a portfolio manager in April 2002. He earned an M.B.A. degree from Columbia Business School in 1998, a law degree from Boston University School of Law, and a bachelor's degree from Cornell University. From 1998 to 2000, Mr. Fischman served as an equity research analyst at State Street Research. Prior to that, he served as an equity research analyst at Dreyfus Corporation. Mr. Fischman also holds the Chartered Financial Analyst (CFA) designation.



________________________________________________________________

SP PIMCO High Yield Portfolio
SP PIMCO Total Return Portfolio
Diversified Conservative Growth Portfolio

The following supplements the section of the prospectus entitled
"How the Portfolios Invest - Investment Objectives and Policies:"

        Each Portfolio may invest in swap agreements, including interest rate, credit default, currency exchange rate and total
return swaps.   Each Portfolio may also invest in preferred
stock, and may invest in debt from emerging markets. Each Portfolio may invest in event-linked bonds.

__________________________________________________

Jennison Portfolio

The following supplements the section of the Prospectus entitled
"How the Portfolios Invest - Investment Objectives and Policies:"

	The Portfolio may invest in equity swap agreements.


________________________________________________

Diversified Conservative Growth Portfolio

The following supplements the section of the Prospectus entitled
"How the Portfolios Invest - Investment Objectives and Policies:"

	The Portfolio may enter into short sales of securities. No more than 25% of the Portfolio's net assets may be used as collateral or segregated for purposes of securing a short sale obligation.



The Prudential Series Fund, Inc.
For the fiscal year ended 12/31/02
File number 811-40896

SUB-ITEM 77D
Policies With Respect to Security Investment

THE PRUDENTIAL SERIES FUND, INC.

SUPPLEMENT DATED AUGUST 23, 2002
TO
STATEMENT OF ADDITIONAL INFORMATION
DATED MAY 1, 2002

The following replaces the section of the Statement of Additional
Information entitled "Investment Objectives and Policies of the Portfolios - Swap Agreements:"

        Certain Portfolios may enter into interest rate, index, credit default, total return, equity, and, to the extent that they may invest in foreign currency-denominated securities, currency exchange rate swap agreements. Certain Portfolios may also enter into options on swap agreements (swap options). These transactions are entered into in an attempt to obtain a particular return when it is considered desirable to do so, possibly at a lower cost to the Portfolio than if the Portfolio had invested directly in an instrument that yielded that desired return.

        Swap agreements are two party contracts entered into primarily by institutional investors for periods ranging from a few weeks to more than one year. In a standard ?swap?
transaction, two parties agree to exchange the returns (or differentials in rates of return) earned or realized on particular predetermined investments or instruments, which may be adjusted for an interest factor. The gross returns to be exchanged or ?swapped? between the parties are generally calculated with respect to a ?notional amount,? that is, the return on or increase in value of a particular dollar amount invested at a particular interest rate, in a particular foreign currency, or in a ?basket? of securities representing a particular index. Forms of swap agreements include interest rate caps, under which, in return for a premium, one party agrees to make payments to the other to the extent that interest rates exceed a specified rate, or ?cap?; interest rate floors, under which, in return for a premium, one party agrees to make payments to the other to the extent that interest rates fall below a specified rate, or ?floor?; and interest rate collars, under which a party sells a cap and purchases a floor or vice versa in an attempt to protect itself against interest rate movements exceeding given minimum or maximum levels. A swap option is a contract that gives a counterparty the right (but not the obligation) to enter into a new swap agreement or to shorten, extend, cancel or otherwise modify an existing swap agreement, at some designated future time on specified terms. Each Portfolio may write (sell) and purchase put and call swap options.
        Most swap agreements entered into by the Portfolios would calculate the obligations of the parties to the agreement on a ?net basis.? Consequently, a Portfolio?s current obligations (or rights) under a swap agreement will generally be equal only to the net amount to be paid or received under the agreement based on the relative values of the positions held by each party to the agreement (the ?net amount?). A Portfolio?s current obligations under a swap agreement will be accrued daily (offset against any amounts owed to the Portfolio) and any accrued but unpaid net amounts owed to a swap counterparty will be covered by the segregation of liquid assets to avoid any potential leveraging. Obligations under swap agreements so covered will not be construed to be ?senior securities? for purposes of the Fund's investment restriction concerning senior securities. A Portfolio will not enter into a swap agreement with any single party if the net amount owed or to be received under existing contracts with that party would exceed 5% of the Portfolio?s assets.
        Whether a Portfolio?s use of swap agreements or swap options will be successful in furthering its investment objective will depend on the subadviser's ability to predict correctly whether certain types of investments are likely to produce greater returns than other investments. Because they are two party contracts and because they may have terms of greater than seven days, swap agreements may be considered to be illiquid. Moreover, a Portfolio bears the risk of loss of the amount expected to be received under a swap agreement in the event of the default or bankruptcy of a swap agreement counterparty.
        The Portfolios will enter into swap agreements only with counterparties that meet certain standards of creditworthiness (generally, such counterparties would have to be eligible counterparties under the terms of the Fund's repurchase agreement guidelines). Certain restrictions imposed on the Fund by the Internal Revenue Code may limit a Portfolio's ability to use swap agreements. The swaps market is a relatively new market and is largely unregulated. It is possible that developments in the swaps market, including potential government regulation, could adversely affect a Portfolio?s ability to terminate existing swap agreements or to realize amounts to be received under such agreements.
        Depending on the terms of the particular option agreement, a Portfolio will generally incur a greater degree of risk when it writes a swap option than it will incur when it purchases a swap option. When a Portfolio purchases a swap option, it risks losing only the amount of the premium it has paid should it decide to let the option expire unexercised. However, when a Portfolio writes a swap option, upon exercise of the option the Portfolio will become obligated according to the terms of the underlying agreement.
        Certain swap agreements are exempt from most provisions of the Commodity Exchange Act (CEA) and, therefore, are not regulated as futures or commodity option transactions under the CEA, pursuant to regulations approved by the CFTC.
        Certain Portfolios may enter into interest rate swaps. Interest rate swaps, in their most basic form, involve the exchange by a Portfolio with another party of their respective commitments to pay or receive interest. For example, a Portfolio might exchange its right to receive certain floating rate payments in exchange for another party's right to receive fixed rate payments. Interest rate swaps can take a variety of other forms, such as agreements to pay the net differences between two different interest indexes or rates, even if the parties do not own the underlying instruments. Despite their differences in form, the function of interest rate swaps is generally the same -
- to increase or decrease a Portfolio's exposure to long or short-term interest rates. For example, a Portfolio may enter into a swap transaction to preserve a return or spread on a particular investment or a portion of its portfolio or to protect against any increase in the price of securities the Portfolio anticipates purchasing at a later date.
        The use of interest rate swaps, like all swap agreements, is subject to certain risks. As with options and futures, if the portfolio manager's prediction of interest rate movements is incorrect, the Portfolio's total return will be less than if the Portfolio had not used swaps. In addition, if a counterparty's creditworthiness declines, the value of the swap would likely decline. Moreover, there is no guarantee that a Portfolio could eliminate its exposure under an outstanding swap agreement by entering into an offsetting swap agreement with the same or another party.
        Certain Portfolios may enter into credit default swap contracts for investment purposes. As the seller in a credit default swap contract, the Portfolio would be required to pay the par (or other agreed-upon) value of a referenced debt obligation to the counterparty in the event of a default by a third party, such as a U.S. or foreign corporate issuer, on the debt obligation. In return, the Portfolio would receive from the counterparty a periodic stream of payments over the term of the contract provided that no event of default has occurred. If no default occurs, the Portfolio would keep the stream of payments and would have no payment obligations. As the seller, the Portfolio would be subject to investment exposure on the notional amount of the swap.

        Certain Portfolios may also purchase credit default swap contracts in order to hedge against the risk of default of debt securities they hold, in which case the Portfolio would function as the counterparty referenced in the preceding paragraph. This would involve the risk that the swap may expire worthless and would only generate income in the event of an actual default by the issuer of the underlying obligation (as opposed to a credit downgrade or other indication of financial instability). It would also involve credit risk ? that the seller may fail to satisfy its payment obligations to the Portfolio in the event of a default.

	Certain Portfolios may enter into total return swaps. Total return swaps are used as substitutes for owning the physical securities that comprise a given market index, or to obtain non-leveraged exposure in markets where no physical securities are available such as an interest rate index. Total return refers to the payment (or receipt) of an index's total return, which is then exchanged for the receipt (or payment) of a floating interest rate. Total return swaps provide a Portfolio with the additional flexibility of gaining exposure to a market or sector index by using the most cost-effective vehicle available. For example, a Portfolio can gain exposure to the broad mortgage sector by entering into a swap agreement, whereby the Portfolio receives the total return of the Lehman Brothers Mortgage Index in exchange for a short-term floating interest rate, such as the 3-month LIBOR. This is fundamentally identical to purchasing the underlying securities that comprise the index, which requires an investor to pay cash, thereby surrendering the short-term interest rate to be earned from cash holdings, in order to receive the return of the index. Total return swaps provide a Portfolio with the opportunity to actively manage the cash maintained by the Portfolio as a result of not having to purchase securities to replicate a given index. Similar to interest rate swaps, the cash backing total return swaps is actively managed to earn a premium in excess of the floating rate paid on the swap.

	Certain Portfolios may enter into equity swaps. In an equity swap, payments on one or both sides are linked to the performance of equities or an equity index. Equity swaps are normally used to (1) initiate and maintain cross-border equity exposures either in an index or a specific stock portfolio; (2) temporarily eliminate exposure to an equity portfolio without disturbing the underlying equity position; or (3) increase, reduce or eliminate market exposure to a single issue or a narrow stock portfolio or obtain greater diversification for a limited period of time without disturbing an underlying position.

The following supplements the section of the Statement of Additional Information entitled "Investment Objectives and
Policies of the Portfolios - Short Sales:"

	No more than 25% of any Portfolio's net assets (33 1/3% of total assets for SP PIMCO High Yield Portfolio and SP PIMCO Total Return Portfolio, 5% of total assets for Small Capitalization Stock Portfolio and Stock Index Portfolio) will be, when added together: (1) deposited as collateral for the obligation to replace securities borrowed in connection with short sales and
(2) segregated in accounts in connection with short sales.

The following replaces the section of the Statement of Additional
Information entitled "Investment Restrictions - Non-Fundamental
Restriction No. 3:"

	With respect to each Portfolio (other than the SP Large Cap Value and SP Small/Mid-Cap Value Portfolios), none of the
Portfolios will:

	Make short sales of securities or maintain a short position, except that the Diversified Bond, Diversified Conservative
Growth, Jennison 20/20 Focus, High Yield Bond, Government Income, Conservative Balanced, and Flexible Managed, and certain SP Portfolios may sell securities short up to 25% of their net assets (the SP PIMCO High Yield and SP PIMCO Total Return
Portfolios may sell securities short up to 33 1/3% of their net assets; the Small Capitalization Stock and Stock Index Portfolios may sell securities short up to 5% of their total assets) and except that the Portfolios (other than the Money Market and Zero Coupon Bond 2005 Portfolios) may make short sales against-the-box. Collateral arrangements entered into with respect to options, futures contracts, forward contracts and swap agreements are not deemed to be short sales.









The Prudential Series Fund, Inc.
For the fiscal year ended 12/31/02
File number 811-40896

SUB-ITEM 77D
Policies With Respect to Security Investment
The Prudential Series Fund, Inc.
Diversified Conservative Growth Portfolio
Prospectus dated May 1, 2002
Supplement dated November 21, 2002
        Effective November 20, 2002, RS Investment Management, LP (?RS Investments?), will replace Franklin Advisors, Inc. as subadviser to the Diversified Conservative Growth Portfolio.
        The following replaces the discussion in the section of the prospectus titled "How the Fund is Managed - Portfolio Managers:"
        RS Investments is an independent, privately held money management firm that specializes in domestic small and mid-cap stocks. As of September 30, 2002, the firm manages approximately $4 billion, which include a family of no-load mutual funds and institutional separate accounts. The principal office of RS Investments is at 388 Market St., Suite 1700, San Francisco, California 94111.
        Bill Wolfenden, a principal of RS Investments and lead portfolio manager of the firm?s small-cap growth separate accounts, manages the RS Investments portion of the Diversified Conservative Growth Portfolio. Prior to joining
RS Investments, he was at Dresdner RCM Global Investors since 1994 where he served on the micro-cap and small-cap growth investment management teams. He holds a B.A. in economics from Southern Methodist University and an M.B.A.
with a dual concentration in finance and accounting from Vanderbilt University.



The Prudential Series Fund, Inc.
For the fiscal year ended 12/31/02
File number 811-40896

SUB-ITEM 77D
Policies With Respect to Security Investment
The Prudential Series Fund, Inc.

Supplement dated October 18, 2002
Prospectus dated May 1, 2002
SP PIMCO High Yield Portfolio

Effective immediately, Raymond G. Kennedy will replace Benjamin
L. Trosky as portfolio manager. The following replaces the section titled "How the Fund is Managed - Portfolio Managers:"

        The Portfolio is managed by Raymond G. Kennedy. Mr. Kennedy is a Managing Director of PIMCO, and he joined PIMCO as a credit analyst in 1996. Prior to joining PIMCO, Mr. Kennedy was associated with the Prudential Insurance Company of America as a private placement asset manager.
SP MFS Capital Opportunities Portfolio

Effective immediately, S. Irfan Ali and Kenneth J. Enright, CFA, will serve as co-portfolio managers of the SP MFS Capital
Opportunities Portfolio replacing Maura Shaughnessy. The following replaces the section titled "How the Fund is Managed --
Portfolio Managers:"

	The Portfolio is managed by S. Irfan Ali and Kenneth J. Enright. Mr. Ali is a Senior Vice President and portfolio manager of the MFS Strategic Growth portfolios. He joined MFS as a research analyst in 1993 and earned his M.B.A. from the Harvard Business School. Mr. Enright is a Senior Vice President and portfolio manager of the MFS Strategic Value portfolios and assists on the team managed MFS Total Return portfolios. He joined MFS in 1986 as a research analyst and earned his M.B.A. from Babson College.




The Prudential Series Fund, Inc.
For the fiscal year ended 12/31/02
File number 811-40896

SUB-ITEM 77D
        Policies With Respect to Security Investment
The Prudential Series Fund, Inc.

Supplement dated December 13, 2002 to
Prospectus dated May 1, 2002

_________________________________________________________________

Value Portfolio

	The following amends the sections of the prospectus entitled "How the Portfolios Invest--Investment Objectives and Policies,"
"How the Fund is Managed--Investment Sub-Advisers," and "How the
Fund is Managed--Portfolio Managers:"

	Effective as of the close of business on December 12, 2002, Jennison Associates LLC is responsible for managing 100% of the Portfolio's assets. The portfolio managers for the Portfolio are Tom Kolefas and Bradley Goldberg. Bradley Goldberg has announced his intention to retire effective December 31, 2002. Following
Mr. Goldberg's retirement, Mr. Kolefas will continue as the portfolio manager for the Portfolio.

_________________________________________________________________
_

Equity Portfolio

	The following amends the section of the prospectus entitled "How the Fund is Managed--Portfolio Managers:"

	Bradley Goldberg has announced his intention to retire effective December 31, 2002. Following Mr. Goldberg's retirement, the portion of the Portfolio managed by Jennison
Associates LLC will continue to be managed by Tom Kolefas.









The Prudential Series Fund, Inc.
For the fiscal year ended 12/31/02
File number 811-40896

SUB-ITEM 77D
Policies With Respect to Security Investment
The Prudential Series Fund, Inc.

Supplement dated December 13, 2002 to
Prospectus dated May 1, 2002

_________________________________________________________________

Diversified Conservative Growth Portfolio

The following amends the section of the prospectus entitled "How the Fund is Managed--Portfolio Managers:"

	Bradley Goldberg has announced his intention to retire effective December 31, 2002. Following Mr. Goldberg's retirement, the portion of the Portfolio managed by Jennison
Associates LLC will continue to be managed by Tom Kolefas.

_______________________________________________________________

Jennison 20/20 Focus Portfolio

	The following amends the section of the prospectus entitled "How the Fund is Managed--Portfolio Managers:"

	Bradley Goldberg has announced his intention to retire effective December 31, 2002. Following Mr. Goldberg's retirement, the value portion of the Portfolio will be managed by Tom Kolefas.

	Mr. Kolefas is a Senior Vice President at Jennison, a position he has held since September 2002. Previously, he was a Managing Director and Senior Portfolio Manager of Prudential Investment Management, Inc. He joined Prudential in May 2000 from Loomis Sayles & Co., L.P., where he headed the Large/Mid Cap Value Team. Prior to 1996, Mr. Kolefas was employed by Mackay Shields Financial as a portfolio manager for five years. He earned a B.S. from the Cooper Union School of Engineering and an M.B.A. from New York University.


The Prudential Series Fund, Inc.
For the fiscal year ended 12/31/02
File number 811-40896

SUB-ITEM 77D
Policies With Respect to Security Investment
The Prudential Series Fund, Inc.
Jennison 20/20 Focus Portfolio
_________________________________________________________________
_______

Supplement dated October 1, 2002 to
Prospectus dated May 1, 2002

 	Bradley Goldberg, CFA, Executive Vice President of Jennison Associates will retire from Jennison Associates in the fourth quarter of 2002, and is being replaced by Tom Kolefas effective
November 1, 2002.

	The following information supplements "How the Fund is Managed--Portfolio Managers" in the Prospectus:


        Mr. Kolefas is a Senior Vice President at Jennison, a position he has held since September 2002. Previously, he was a Managing Director and Senior Portfolio Manager of Prudential Investment Management, Inc. He joined Prudential in May 2000 from Loomis Sayles & Co., L.P., where he headed the Large/Mid Cap Value Team. Prior to 1996, Mr. Kolefas was employed by Mackay Shields Financial as a portfolio manager for five years. He earned a B.S. from the Cooper Union School of Engineering and an M.B.A. from New York University.